                                                                Exhibit (a)(1)(iii)

IMPSAT Fiber Networks, Inc.
Offer to Purchase for Cash
Any and All Outstanding
Series A 6% Senior Guaranteed Convertible Notes due 2011
(CUSIP No. 45321TAL7)
and
Series B 6% Senior Guaranteed Convertible Notes due 2011
(CUSIP Nos. 45321TAM5 and 45321TAN3)
and Solicitation of Consents for
Amendment of the Related Indentures and Waiver

THE TENDER OFFER, SOLICITATION AND WAIVER (EACH AS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 26, 2007, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). REGISTERED HOLDERS (“HOLDERS”) OF NOTES (AS DEFINED BELOW) MUST TENDER, AND NOT WITHDRAW, THEIR NOTES PRIOR TO SUCH TIME TO RECEIVE THE OFFER CONSIDERATION (AS DEFINED BELOW). CONSENTS AND WAIVERS MAY ONLY BE REVOKED UNDER THE CIRCUMSTANCES DESCRIBED IN THIS OFFER TO PURCHASE AND CONSENT SOLITICITATION STATEMENT AND THE RELATED LETTER OF TRANSMITTAL AND CONSENT.

January 29, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

IMPSAT Fiber Networks, Inc., a Delaware corporation (the “Company”), is offering to purchase for cash any and all of its outstanding Notes of the type set forth above, on the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated the date hereof (the “Offer to Purchase”). Terms used herein and defined in the Offer to Purchase are used herein as so defined.

We are asking you to contact your clients for whom you hold Notes. For your use and for forwarding to those clients, we are enclosing the Offer to Purchase and a Letter of Transmittal and Consent. We are also enclosing a printed form of letter which you may send to your clients, with space provided for obtaining their instructions with regard to the Offer. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

The Company will not pay you any fees or commissions for soliciting acceptances of the Offer. The Company will reimburse financial institutions for all reasonable out-of-pocket expenses incurred in forwarding the Offer to Purchase and related documents to Holders by first-class mail. The Company must receive requests for reimbursement of out-of-pocket expenses no later than 5:00 p.m., New York City time, on the tenth business day following the Expiration Time. No reimbursement will be made on requests received after that time.

All tenders must be executed through DTC’s ATOP system.

Holders of Notes must tender and not withdraw their Notes prior to the Expiration Time (5:00 p.m., New York City time, on February 26, 2007, unless extended or earlier terminated) that tender in order to receive the Offer Consideration. Notes tendered prior to the Expiration Time may be withdrawn at any time prior to the Expiration Time.

The Tender Offer will expire at 5:00 p.m., New York City time, on February 26, 2007, unless extended or earlier terminated.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent, Depositary Agent or Dealer Manager and Solicitation Agent for the Offer, at their respective addresses and telephone numbers set forth below. Additional copies of the enclosed materials may be obtained from the Information Agent, Depositary Agent or Dealer Manager and Solicitation Agent.

The Information Agent for the Offer is:	The Depositary Agent for the Offer is:	The Dealer Manager and Solicitation Agent for the Offer is:
Georgeson Inc. 17 State Street, 10th Floor New York, NY 10004 Banks and Brokers call: (212) 440 -9800 Toll Free: (866) 277-5068	The Bank of New York For Eligible Institutions Only: By Facsimile Transmission: (212) 298-1915 For Confirmation Only Telephone: (212) 815-5098	Goldman, Sachs & Co. One New York Plaza, 48th Floor New York, New York 10004 Toll Free: (800) 828-3182 Collect: (212) 357-0775 Attn: Credit Liability Management Group

            Very truly yours,

            IMPSAT FIBER NETWORKS, INC.

Nothing contained herein or in the enclosed documents shall constitute you the agent of the Company, the Information Agent, the Depositary Agent or the Dealer Manager and Solicitation Agent, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.